Exhibit 99.1

SUNLINK HEALTH SYSTEMS TO CONSIDER STRATEGIC ALTERNATIVES

Atlanta, Georgia (December 14, 2005) – SunLink Health Systems, Inc. (AMEX:SSY) today announced that its Board of Directors has retained SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., for the purpose of evaluating the Company’s strategic alternatives, which alternatives could include a sale of the Company or a merger, acquisition or other transaction. SunLink has received two previous acquisition proposals, including, most recently, a proposal by North Atlantic Value, LLP to acquire SunLink for $11.00 in cash.

A spokesman for the Board stated: “The business plan that the Company has adopted is sound and is working. At the same time, we believe it is in the best interests of the Company’s shareholders to consider strategic alternatives which might enhance shareholder value and provide additional liquidity to our shareholders.” The spokesman cautioned that despite the Board’s authorization to pursue all strategic alternatives, there can be no assurance that any transaction will be approved by the Board or result from this process.

The spokesman for the Board concluded: “SunLink is committed to enhancing shareholder value while maintaining high standards of responsibility to its patients, employees and physicians and the communities they serve. Although we have not foreclosed any existing options, the Board will not approve efforts by any potential purchaser who seeks to acquire SunLink for less than its true value.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and healthcare professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.